Filed Pursuant to Rule 424(b)(3)

File Number 333-172865

Prospectus Supplement No. 8

(To prospectus dated June 10, 2011)

Augme Technologies, Inc.

3,462,215 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement No. 8 supplements and amends the prospectus dated June 10, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 8 should be read in conjunction with the Final Prospectus and may not be utilized without the Final Prospectus.

Attached hereto is a Current Report on Form 8-K which Augme Technologies, Inc. filed with the Securities and Exchange Commission on October 7, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE FINAL PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is October 7, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2011, Edward Jordan resigned as an officer and employee of Augme Technologies, Inc. to pursue other career opportunities.  On that date, Thomas Virgin was appointed as our Chief Financial Officer.

Prior to accepting the position as our Chief Financial Officer, Mr. Virgin, age 56, was the Chief Financial Officer with Hipcricket, Inc., a position he held since May 2007.  Prior to joining Hipcricket, Inc., Mr. Virgin was the Executive Vice President and Chief Financial Officer for Talyst Inc., which provided software and equipment solutions to improve efficiency and patient safety at acute care hospitals, health delivery networks and long-term-care pharmacies.  Before his employment with Talyst Inc., Mr. Virgin was Chief Financial Officer and Vice President of Finance and Administration at WizKids, a Washington-based company that created and sold collectible miniature games.  Mr. Virgin joined WizKids in 2001, and in 2003 he assisted with the sale of WizKids to Topps Co.  Mr. Virgin started his career in public accounting by performing audit and tax work for companies in a variety of industries.  He spent more than 16 years (1983 to 1999) at Seafirst Bank (now Bank of America), where he was Senior Vice President and Controller.  From there, he was appointed Chief Financial Officer at T&W Financial Services Corporation, a commercial leasing company (1999 to early 2000). He subsequently served as interim Chief Financial Officer for two software companies, ThinkShare (in 2000) and Versidata Systems  (2000 - 2001), where he was responsible for raising capital and financial operations..

As a stockholder of Hipcricket, Mr. Virgin received 157,349 shares of our common stock, having a value of $3.50 per share, as a result of the completion of the acquisition of Hipcricket’s assets and, assuming full release of the shares of common stock from the Indemnification Escrow and the Clawback Escrow, he will receive an additional 38,355 shares.  Aside from that transaction and his employment compensation, Mr. Virgin has not had a direct or indirect material interest in any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or will be a participant and the amount involved exceeds $120,000.

Mr. Virgin receives compensation in the amount of $240,000 per year.  We have also granted to Mr. Virgin an option to purchase 100,000 shares of our common stock at a price of $3.10 and an option to purchase 102,500 shares of our common stock at a price of $3.04 per year.  The option terms are of 5 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.

Date: October 7, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer